Exhibit 99.2
RADISYS CORPORATION
First Quarter Conference Call
April 27, 2006
4:00 pm CT

Operator:	Good afternoon. My name is Wes and I will be your conference operator today. At this time I would like to welcome everyone to the RadiSys First Quarter conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press Star then the number 1 on your telephone keypad. If you would like to withdraw your question press the Pound key. Thank you.

I would now like to turn the conference over to Mr. Scott Grout, President and CEO. Please go ahead sir.

Scott Grout:	Thank you Wes. Good afternoon and thank you for participating in our first quarter conference call. In this call we will review results for our first quarter of 2006 as well as our outlook for the second quarter and then open the call up for questions. Participating in the call with me today are Julia Harper, our Chief Financial Officer; Brian Bronson, our VP of Finance and Business Development; and myself, Scott Grout, President and CEO. Before we get started I’d like to turn the call over to Julia for a caution about forward-looking statements.

Julia Harper:	Thanks Scott. Any statements on this call regarding future expectations for the business at RadiSys constitute forward-looking statements that involve a number of risks and uncertainties. We caution you not to place undue reliance on these statements. Factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in our press release today which may be found on our web site at www.radisys.com and in our SEC filings including our 2005 annual report on Form 10-K and our quarterly reports on Form 10-Q. All information provided in this call is as of April 27, 2006. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or change sin the company’s expectations. Now I’ll turn the call back to Scott.

Scott Grout:	Thanks Julia. Revenue for the first quarter was $65.8 million which was up 14% from the first quarter of last year and up 6% sequentially. Revenues from our wireless market increased by 58% over the same period last year and revenues for our medical market were up 14% over the same period last year. GAAP net income was $1.4 million or 7 cents per diluted share. Non-GAAP net income was $2.5 million or 11 cents per diluted share excluding the impact of $1.3 million of stock compensation expense and $59 thousand in restructuring charges. This was consistent with the outlook we provided in our last quarterly call. In the quarter we increased our cash and investments by over $5 million and ended the quarter with net cash of $129 million which is an increase of $34 million during the past year.

We grew our R&D team in the quarter to over 200 as we continue to ramp our investment in market leading new products. In the quarter we announced another new Procelerant product for our commercial markets including medical imaging. Our new Procelerant 945GM will be the industry’s first COM Express product that supports low voltage mobile technology. It will provide our customers with greater processing power in a smaller footprint with lower power consumption. We also announced seven new products in our Promentum family of ATCA solutions. Specifically we announced our new Promentum SYS-6010, the industry’s first 10-gigabit managed ATCA platform that will provide the highest traffic capacity throughput and processing densities available today. Our SYS-6010 is targeted at data point applications such as IMS, Radio Network and Base Station Controllers, Media Gateways, Call Servers, IPTV among a number of applications.

We have seen significant early market traction with our Promentum and Procelerant families of products. Since the start of 2005 we have closed new business that we currently estimate will bring us approximately $400 million in new revenue in the first three years of customer deployment. We expect the majority of this new business will be ramping into deployment beginning in 2007 and 2008.

This level of new business represents a 100% increase from the $200 million we reported October of last year which was our estimate of new business closed for the first three quarters of 2005. Over 80% of this business is derived from our new standard based products. Also consistent with our strategy, over 40% of this new business is for new higher value system level solutions. Finally, two-thirds or $270 million of the projected new business is expected to come from 40 new customers, 16 of which are expected to bring $1 million or more in revenue per year once in production. Some of the applications awarded include 3-G wireless infrastructure, 1xEV-DO wideband CDMA, Voice Over Internet Protocol, Softswitch platforms, IPTV, network security, real time imaging just to name a number of applications. We are pleased with our early market traction and customer acceptance of our new products. We believe the market traction we are seeing will position us to take advantage of a large emerging opportunity in our target markets.

Now turning back to first quarter results, our revenues by market for the first quarter were as follows –
•	74% or $48.8 million of first quarter revenues were from our communications networking market. This market includes wireless infrastructure, IP networking, multi-mode messaging, and other networking infrastructure. Wireless networks represented 42% of total revenues for the quarter and IP networking and messaging with 19% of total revenues for the quarter.

•	26% or $17 million of the first quarter revenue were from our commercial system market. This market includes medical imaging and diagnostic systems, test and measurement equipment, transaction terminal, semiconductor and manufacturing capital equipment. Medical systems represented 13% of total revenues for the quarter.

Our top five customers for the quarter were Comverse, Nokia, Nortel, Phillips Medical, and Siemens. Our business with Siemens has shown nice growth in both medical and communications products and this is the first time that Siemens has been a top five customer for us. Collectively the top five customers represented about 67% of our revenue for the quarter. Nokia represented 41% of this quarter’s revenue and was derived across a number of diverse wireless programs with them. From a geographic perspective approximately 52% of our revenue was in Europe, 32% in North America, and 16% in Asia Pacific. With that I’d now like to turn the call over to Julia who will give you some additional information about our first quarter financial results.

Julia Harper:	Thank you Scott. As Scott mentioned previously, our revenue for the first quarter totaled $65.8 million and GAAP net income for the quarter was $1.4 million or 7 cents per diluted share. Non-GAAP net income excluding stock compensation expense of $1.3 million and restructuring charges of $59 thousand was $2.5 million or 11 cents per diluted share.

Our GAAP gross margin percentage for the first quarter was 26.9% including stock compensation expense booked to cost of sales of $218 thousand. Our non-GAAP gross margin percentage excluding stock compensation expense was 27.3%. In February we told you that we expected our gross margins to improve from the fourth quarter due to higher revenues and favorable product mix. While our overall revenues and product margins came in as expected, we had some unfavorable changes to our product mix and we incurred about $400 thousand in costs associated with the write down of raw material inventory that was sold to our contact manufacturing partners. We sold our CM partners about $4 million in raw materials and incurred write downs to adjust for the material overhead burden that was included in valuing the inventory when we originally purchased it. For Q2 we expect gross margins excluding stock compensation to improve to around 28% and we do not expect to incur a similar inventory write down associated with transfers to our manufacturing partners.

Operating expenses excluding stock compensation expense and intangible amortization totaled $16.3 million which is up $1.2 million from the fourth quarter. The increase is related to higher investments in R&D as we discussed in our February call. As a percentage of sales, R&D spending excluding stock compensation was up from 12.2% in the prior quarter to 13.3% in the first quarter. SG&A spending excluding stock compensation was flat from the prior quarter but down as a percentage of sales from 12% to 11.4%.

In the second quarter we plan on increasing our operating expenses by close to $2 million to a little over $18 million excluding stock based compensation expense. A portion of the increase is for higher compensation expense related to our annual merit increases and we also expect to see higher incentive compensation expenses on improved revenues and earnings. Additionally our R&D project expenses are expected to increase for new product development activities. We expect R&D expense to level off in the second half of 2006 as some of our new products are finalized. The total increase in operating expense for Q2 is expected to be pretty equally split between R&D and SG&A.

Intangible amortization decreased by $188 thousand from the fourth quarter to $325 thousand in the first quarter as some of our acquired technology intangibles were fully amortized. Our intangible amortization will decrease again in the second quarter to around $134 thousand and will stay at this level for the remainder of the year.

Non-operating income for the first quarter was $1.8 million which is up from $1.2 million in the prior quarter as we continue to realize higher yields on our growing investments. We expect non-operating income to be up again slightly to about $1.9 million in the second quarter.

Our GAAP tax rate was 22.2% for the quarter. Our non-GAAP tax rate was slightly higher at 23.1% due to the exclusion of the tax benefit associated with stock based compensation. For the rest of 2006 we are still estimating that our tax rate will be approximately 22%. But this can increase or decrease some depending on our revenue and earnings mix for the year.

Our basic share count was 20.7 million and fully diluted shares increased to 25.5 million as compared to 20.5 million basic shares and 25.2 million diluted shares in the fourth quarter. GAAP diluted share count is about 200 thousand shares lower than non-GAAP due to the exclusion of the shares that are associated with stock compensation expense in the income statement. The increase in overall share count this quarter is attributable to the issuance of shares for stock option exercises and ESPP purchases by our employees. We expect our fully diluted share count to be between 25.8 million and 26 million shares in the second quarter.

We implemented FAS 123R as required on January 1 and as a result included $1.3 million of stock compensation expense by line item in our P&L in the first quarter. We currently expect stock compensation expense for the second quarter to be about $1.5 million. For the full year we’re estimating stock compensation expense to be around $6 million in total. However, stock compensation expense can increase or decrease depending on variables like stock price volatility.

Moving to the balance sheet, our total for cash and investments increased to $231 million. Net cash increased $5.3 million to a total of $129 million at the end of Q1. As a reminder, we define net cash as cash and investments less our convertible debt at face value.

Our trade receivables increased by $5.5 million to $44.6 million on a revenue increase of $3.9 million for the quarter. Days sales outstanding for the first quarter was 62 days and we expect our DSO to remain around 60 days in the second quarter.

Our net inventory balance decreased dramatically, down by $8.4 million to $13.2 million. Inventory turns were 14.4, up from 8.3 turns in the prior quarter. The primary drivers for the inventory decrease were the previously mentioned sale of raw materials to our contract manufacturers and a significant decline in finished goods inventory as we sold through product that we had manufactured and were left holding at the end of the fourth quarter. As we continue to outsource we do expect to see gradual continued improvement in our inventory turn.

Our cash cycle time decreased to 20 days from 26 days in the prior quarter. The significant decrease in inventory days from 44 in the fourth quarter to 25 in the first quarter drove the improvement in cash cycle time. We expect cash cycle time to remain in the low 20s in the near term.

Capital expenditures and depreciation expense were $1.3 million each for the first quarter, exactly offsetting each other with regard to cash flow. We expect them both to stay at approximately this same level in the second quarter.

With that I’ll now turn it back over to Scott to talk about our outlook for the second quarter.

Scott Grout:	Thanks Julia. Regarding our outlook for the second quarter, please note that this is our view as of today and it is a forward-looking statement subject to risks and uncertainties as discussed previously and in our press release made available earlier today.

We are seeing strength in both our communications and commercial end markets and therefore currently expect revenues for the second quarter to be between $73 million and $77 million. We expect GAAP earnings to be in the range of 9 to 11 cents per diluted share and we expect non-GAAP earnings to be in the range of 14 to 16 cents per diluted share which excludes the impact of an estimated $1.5 million in stock compensation expense and approximately $100 thousand in restructuring charges.

We continue to make meaningful strides in advancing our position as the leading provider of standard based embedded solutions that will enable our customers to bring better products to market faster and at a lower total cost. We are seeing good early traction with our new standard products and have thus far matched or exceeded our internal strategic goals in these areas. We believe that this validates our core strategy and that it will position us well for growth going forward.

Thank you. And with that I believe we are ready to turn it over for questions.

Operator:	At this time I would like to remind everyone, in order to ask a question please press Star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from Matt Petkun of DA Davidson & Company.

Matt Petkun:	Hi, good afternoon. The first question is on the relative strength of your Q2 guidance versus the same level you saw a year ago. How much of that do you see coming from some of your newer standardized product groups, or is that really just a pick-up in some of your more legacy business given the overall rise we’re seeing in communications spending right now?

Scott Grout:	I would say it’s a similar customer base that we’ve been working with but much of it is based on new programs that have come in over the last year or so. Also commercial, as we indicated, has picked up nicely and you’re seeing some new customers come in pretty strongly that haven’t been there before.

Matt Petkun:	Okay and then I didn’t hear a specific percentage tied to Nortel this quarter. Should we infer that Nortel is less than 10% of a customer in Q1?

Scott Grout:	Yes.

Julia Harper:	They came in just slightly less than 10% Matt.

Matt Petkun:	Okay, well it’s good to see some other customers filling the void.

Julia Harper:	It is.

Matt Petkun:	Then maybe just another question, Scott when you look at that $400 million, how does that break out between Com-Express and your more ATCA level designs?

Scott Grout:	A majority of it is ATCA.

Matt Petkun:	Okay, finally for me, Julia I know that you had talked before about the need to transition away from some of your capacity here in the States. How is that progressing? And as we look further into the year, what can we expect as a gross margin? There are a lot of moving parts here with new revenues coming into the mix, new customers coming to the mix, one customer still representing a large portion of revenue. So I’m just wondering, maybe not without giving guidance but how to think about gross margin as we go into the end of this year and then into ’07?

Julia Harper:	Sure. So I will tell you Matt that the outsourcing is not progressing as fast as we wanted. Our outsourcing program to China has gone very well. Our outsourcing program to Mexico has been a little rougher. It has not gone as smoothly and it has not progressed as quickly as we planned and would have like for it to. Having said that, we are about 85% outsourced at this point and so there’s a fairly small chunk that’s left to go. We do still expect to get a pick-up in gross margin when we get further down that path. I can’t tell you, unfortunately, exactly when I think that’s going to be at this point because every time we try to predict it seems to slip out on us a little bit. So we’re not going to try to predict it anymore. The other thing that’s still in our gross margin rate that I expect to see a pick-up on moving forward is expenses associated with the RoHS conversions for reduction of hazardous substances. Our best estimate is that we’re probably spending between $100 thousand and $200 thousand a quarter on people who are working on those conversions and on the component procurement associated with those conversions. I expect to see that go away in the second half because the cut over for the European Union for RoHS compliance is July 1 I believe.

Matt Petkun:	What are you seeing in terms of chip set pricing?

Julia Harper:	So memory pricing certainly has strengthened some, chip set pricing I would say has been fairly stable so no huge pricing differences. When we look at our product margins this quarter they actually came in pretty close like I said. The two main things that contributed to the shortfall were the inventory sale and the write-off associated with that which is sort of good news because we did move a bunch of inventory and we don’t have to worry now about writing that off down the road. And then also the delays in the outsourcing cost us a little bit of savings as well this quarter that we had expected to see.

Matt Petkun:	Okay, thank you very much.

Scott Grout:	Thanks Matt.

Operator:	Your next question comes from Ted Jackson of Dougherty & Company.

Ted Jackson:	Congratulations on the quarter.

Julia Harper:	Thank you Ted.

Scott Grout:	Thank you Ted.

Ted Jackson:	Great guidance. The one question I had to start with is for you Julia and it goes back into the inventory write-off. So you wrote off — not write-off, call it write-off transfer. You wrote off $400 thousand in inventory with regards to sales to contract manufacturers.

Julia Harper:	Right.

Ted Jackson:	Okay so if I wanted to look at things on an apples-to-apples basis I would choose to back that out but then a question is going forward as you take product from the contract manufacturer, does it have any impact on your gross margin?

Julia Harper:	So not to nearly the significant level that it did this quarter Ted. We’ve been selling some small amounts of inventory to them for a few quarters and we’ll probably see a little bit more of that going forward. But this $4 million chunk that went this quarter was pretty huge relative to what we’ve done before and expect to do in the future.

Ted Jackson:	So when you get products from them, does this reduce your cost in terms of taking product from them?

Julia Harper:	No, not really. Basically we sell the inventory to them at whatever price they can buy it in the market. Otherwise they wouldn’t buy it from us.

Ted Jackson:	Okay, that answers that question. What was cap ex for the quarter?

Julia Harper:	It was $1.3 million.

Ted Jackson:	And will that be relatively stable for the rest of the year?

Julia Harper:	Yeah, we expect it to hang between $1 million and $1.5 million each quarter moving forward.

Ted Jackson:	And then excluding amortization, what was depreciation?

Julia Harper:	It was $1.3 million also. It is expected to be similar moving forward.

Ted Jackson:	Then I guess Scott a question for you — Nokia continues to be the elephant in the room for you. Clearly it’s a good thing as well as one of the bigger concerns as an industry. You have a lot of strength with regards to new customers and new products which you’re expecting to ramp as you get through the back half of ’06 and into ’07. Without asking you for specific guidance because I know you don’t give it, could you talk a little bit about what you see happening to your revenue mix as it relates to Nokia? Do you see your dependence on Nokia declining as we go through the back half of the year so that 41% of revenue that we saw with Nokia in the first quarter will be less as a percentage perhaps as we get to the fourth quarter? Or do you not see this business ramping up in time to make that kind of transition?

Scott Grout:	Yeah so a couple of comments on that. Clearly Nokia is a large customer for us and a large component of revenue. I do want to emphasize it’s across many programs within Nokia but not heavily concentrated in any individual program. I’m very happy with the progress we are making on winning new business. And as you had mentioned and as we had mentioned that really begins to ramp up in a meaningful way in 2007 and a little bit in 2008. So between now and yearend I anticipate that Nokia will remain strong and be a great customer, ending up being of similar percentage of revenue. I’m personally not overly concerned with that because we show great traction on new business coming in over the next four or five quarters.

Ted Jackson:	Back on ATCA, I have talked to a number of other players in the space and they are making a fair amount of commentaries that they’re seeing a tremendous amount of interest on ATCA within the government market and that it could turn out ramping faster than communications. I was curious if you were seeing anything like that.

Scott Grout:	Yes we are. I don’t know if it ramps faster than communications but definitely there is strength in the government sector.

Julia Harper:	Probably not any slower than communications.

Ted Jackson:	Could that cause any kind of movement in your mix of business?

Scott Grout:	Yeah potentially. We’ve had good exposure to defense and aerospace opportunities in ATCA. We’re happy with the progress we’ve made so far. It’s not big enough to call it a segment at this point but if it grew I think it would be healthy for the company.

Ted Jackson:	And last question is you’re coming to the end of the development of your ATCA product line. The next step to me would be the mezzanine cards, AMC products and such. I’m curious if you could talk a little bit about what your plans are on that front. And maybe also touch on micro TCA.

Scott Grout:	So what you’re referring to is our ATCA release 3.0 which is the full 10-gigabit system that becomes available in the second half of this year so that’s where a lot of our focus is. Included in there is a pretty significant AMC product portfolio and family. Some of the content is our own, and some of it we will end up sourcing through partnership. But our whole business or mission is really about making assets available across platforms. So in order to have a compelling platform you need to have some of these AMC assets as well. As those are instituted in our product plans they will also be included in our product announcements. Micro TCA we also find to be an interesting market. It is offset in time to ATCA mostly because ratification of the standard has taken longer. But certainly it’s something that we consider to be highly complementary, not cannibalistic to ATCA. It just opens up bigger opportunity and something that we have high interest in as well.

Ted Jackson:	Could you talk a bit about timelines with both of those?

Scott Grout:	ATCA designs are being done today based on ATCA in a meaningful number of places. Tier twos are very fast and moving nicely. Some of the tier ones are moving along with ATCA. Our best view of Micro TCA is that it’s probably going to be towards the end of this year before you start to see meaningful interest building. So clearly there’s a lot of questions today, a lot of investigation today. But in terms of real programs within equipment makers, that’s probably not going to happen until towards the end of the year.

Ted Jackson:	Great, I’ll get out of line. Congratulations again.

Scott Grout:	Thanks Ted.

Julia Harper:	Thank you.

Operator:	Your next question comes from David Duley of Merriman.

David Duley:	Yes, a couple of questions. Could you help us understand the $400 million backlog you put in the press release in a little bit more detail here? Is that just new business from new customers or would all, the design wins that you have let’s say from a Nokia also be included in that funnel?

Scott Grout:	So a couple of points. First of all of course it is not backlog. The $400 million represents our best estimate, discounted I might add, for first three years revenue for new designs. Now to your question, that is all new business including existing customers and new customers. Every piece of new business that we won is in that $400 million. As we have said, about $270 million or two-thirds of that $400 million is for new customers and about one-third of it is with existing customers.

David Duley:	You gave us some metrics on profitability or what you thought the margin profile of the funnel is. How are you assured that those will be the margins that are produced or how do you come up with that margin target at this point?

Scott Grout:	So of course there are no assurances. I can tell you we’ve done relatively well on looking at a design award and saying we think margin will be X and we come in pretty well against that if not a little bit better. But past performance is no guarantee of future performance. What I’m watching is the margin on the systems and platforms where we are providing more value. So not only the cool technology that we make but integrating it together and validating it as a ready-made application. That inherently has more value and we are seeing inherently better margins from that.

David Duley:	I don’t know how you want to answer this. But if all your backlog or all your funnel were systems and platforms kind of product, what kind of gross margin would the whole piece be?

Scott Grout:	Mid 30s.

David Duley:	Mid 30s.

Scott Grout:	Yes.

David Duley:	Okay and ...

Scott Grout:	And by the way, some of the stuff is really high end and would be 50%, 55%, 60%. But I think it would blend to be mid 30s.

David Duley:	Okay and Julia, what was the impact do you think in the current quarter from continuing to run boards both domestically and in Mexico?

Julia Harper:	Current quarter impact of doing that is probably 2/10’s or 3/10’s of a point at this point Dave for Q1 in particular.

David Duley:	Okay, and what will be your guess as to — you might have said this and I missed it. When you had the inventory sale, what was the exact impact of that on margins? Was that $400 thousand?

Julia Harper:	Yes, $400 thousand.

David Duley:	It had a negative impact on the gross margin line.

Julia Harper:	Yes it was about 7/10’s of a point.

David Duley:	Okay and so you back those two things out and you can add one percentage point to the margins that were reported?

Julia Harper:	Yeah that’s fair.

David Duley:	And what was — again you disclosed the GAAP gross margin, the non-GAAP gross margin, the pro forma margin was what again?

Julia Harper:	27.3%.

David Duley:	Okay, and someone else asked this question and I just wanted give you one more shot at it. Do you think the Nokia percentage of business would grow next quarter or decline next quarter?

Scott Grout:	So I will not guide quarter by quarter. You understand that we’ve been talking about this. We are volatile. The business is more volatile. So it could be bigger, it could be smaller.

Julia Harper:	But it will be substantial.

David Duley:	Okay, one final thing for me and I’ll drop out and maybe come back with a follow-up. You did mention Siemens. Which customer did they replace in the top five?

Julia Harper:	Avaya.

David Duley:	I’m sorry, I didn’t hear that one.

Julia Harper:	It was Avaya.

David Duley:	Okay, thank you.

Julia Harper:	Yep.

Scott Grout:	Thanks David.

Operator:	Your next question comes from Joan Tong of Sidoti & Company.

Joan Tong:	Good afternoon. A couple of questions. First off, when you guys reported the December quarter results it was disappointing. And at that point in time you mentioned the lumpiness of the business and gave a sense that ’06 might be more on the top line to more mid single digit rate or high single digit rate. But looking at your guidance the June quarter is really upbeat. Do you think that would continue for the rest of 2006 or what has changed in this quarter and also the outlook of next quarter that makes you more upbeat than you were like a quarter ago?

Julia Harper:	Yeah, so first of all Joan, Q1 came in pretty much exactly where we expected it to. I would say Q2 came in above what the Street had in their numbers. Obviously we hadn’t given any guidance previously for Q2. We had said that for the full year we expected to see modest growth and I would say with the strengthening that we’re seeing at least in Q2 and so far into Q3, although I’ll reiterate that our visibility is limited and things can change fast in our forecast, we feel pretty good about it and it could be a little stronger than “modest growth”.

Joan Tong:	Do you think this is more a macro factor or technology spending by the customers or more your new products are ramping faster than you expect?

Scott Grout:	So there’s a couple of things happening. One is design wins and new products and new programs that we had in ’03 and ’04 are kicking in nicely for us. Second, some of the customers that we’re dealing with have particular strengths in emerging markets like India, like China. And while we’re seeing modest growth for North America and Europe capital expenditures you’re seeing very significant growth in those markets. So a little bit has got to do with geographic exposure of our customers as well.

Joan Tong:	Okay, and I think Julia you mentioned about R&D or your total expense for the June quarter is going to be up $2 million. Am I correct?

Julia Harper:	Yes.

Joan Tong:	Okay and then you mentioned there is some incentive in terms of bonus that you’re going to pay out to your employees or is this a raise in salary? Since your R&D is going to be up by $2 million, with the September quarter are we going to see a sequential down take? Is it going to go down by a little bit if you take out the bonus part from the equation?

Julia Harper:	Okay so there’s a lot of different questions in there. So first of all, of the $2 million increase Joan, about half of it is R&D and the other half is in the SG&A line. And that increase includes both compensation increases for our annual merit increase we give our employees that pretty much tie to what the market is doing in terms of keeping our salaries competitive with our competition for employees. And then also because the revenue line is improved and the earnings line is improved, our accrual which we book every quarter for incentive comp is up because our results are better. I can’t tell you what that’s going to do in Q3 because we’re not talking about Q3 yet. But that is part of the increase. Merit increases are part of the increase. And then for R&D specifically we’ve got quite a bit of activity going on in product development and project materials kind of spending for the new product activities that are going on.

Joan Tong:	Okay thank you.

Julia Harper:	Does that help?

Joan Tong:	Yes.

Operator:	Again I would like to remind everyone, in order to ask a question please press Star then the number 1 on your telephone keypad. Your next question comes from Ningning of Christian Schwab.

Ningning:	Hi, good afternoon. For some clarification on your operating expenses, it’s going up by $2 million. Does that include or exclude option expenses?

Julia Harper:	It does not include option expenses and option expenses were $1.3 million in the first quarter and they’re expected to be $1.5 million in the second quarter.

Ningning:	Okay so include options expense that will be $2.2 million. Is that right?

Julia Harper:	Yes that’s correct.

Ningning:	And also in terms of your guidance, can you give us some more color? Is that more broad based or is it more driven by one or a couple of customers? And maybe more color about which applications would that be?

Scott Grout:	So I’d say a couple of customers drive a big part of it but we are seeing broad based strength across a number of different markets. So medical is doing well, IP is doing well. Particular strength in wireless and again that’s pretty highly correlated to the strength of a couple of our customers position in emerging markets and the network deployment that’s being done there. So a few customers make up a big piece but we are seeing at this point a pretty good spread across the board.

Ningning:	Okay great, thank you. And also Nokia for this quarter, are they at about 41% of your total revenue?

Scott Grout:	Correct.

Ningning:	Okay, great. And also could you — from the current situation with — do you see — what would be an inflection point for ATCA, for that? You mentioned it in either 2007 or 2008. Do you have some more detailed timeline or maybe in the first half or second half of 2007? Or is it more of a 2008 event?

Scott Grout:	No further detail at this point. Some of the programs that we have will begin in ’07 and some begin in ’08.

Ningning:	Okay, okay great, thank you.

Scott Grout:	Thank you Ningning.

Julia Harper:	Thank you Ningning.

Operator:	Your next question comes from Matt Petkun of DA Davidson & Company.

Matt Petkun:	Hi, quick follow-up here. Scott you mentioned that some of what’s driving the increase in sales next quarter or this current quarter was related to some design wins you had in ’03, ’04. I know one of the things you had been trying to do with your largest customer is really ramp up the overall ASPs and with that customer moving away from just board level to more systems level wins. Is some of what we’re seeing those older systems level design wins actually starting to ship?

Scott Grout:	No not really. It’s really new applications and new programs within existing customers.

Matt Petkun:	Okay, so from an ASP perspective, at least next quarter not too much is changing?

Scott Grout:	No.

Julia Harper:	It’s mainly more units Matt.

Matt Petkun:	Okay well that’s good too, especially if you don’t have to pay for the capacity.

Scott Grout:	That’s right.

Matt Petkun:	Sorry, just one more follow-up question. I missed it. The total percentage that the top five represented in the quarter?

Julia Harper:	Sixty seven percent.

Matt Petkun:	Okay, thank you.

Scott Grout:	Thanks Matt.

Operator:	At this time I am showing no further questions. I’ll turn the conference back to Mr. Grout for any closing remarks.

Scott Grout:	Okay, thank you Wes. So thank you very much for your continued support of RadiSys. I hope to see many of you over the next quarter and if not talk to you in the next quarterly call. Thanks and have a good afternoon.

Operator:	Ladies and gentlemen, that concludes the RadiSys First Quarter Earnings Release conference call. We appreciate your time. You may now disconnect.